Exhibit 8.1

ESCROW AGREEMENT

THIS ESCROW AGREEMENT is made as of the August18, 2016 by and between Alzamend Neuro, Inc.,. a corporation formed pursuant to the laws of the State of Delaware and having an office for business located at 50 W. Broadway, Third Floor, Salt Lake City, UT 84101 (the “Company”) and Transfer Online, Inc., a corporation formed pursuant to the laws of the State of Oregon having an office for business located at 512 SE Salmon, Portland, Oregon, 97214 (“Escrow Agent”).

WITNESSETH:

WHEREAS, the Company is selling certain securities of the Company (the “Securities”) in a private transaction (the “Transaction”) to certain investors; and

WHEREAS, in order to efficiently conduct the Transaction and facilitate the purchase of the Securities by certain investors (“Investors”), the distribution of proceeds to the Company, the Company has determined that it is appropriate and desirable to retain the Escrow Agent as a provider of escrow services; and

WHEREAS, the Company and the Escrow Agent have agreed that the purchase price for the Securities subscribed by each Investor (the “Subscription Amount”) shall be paid at the time that the Investor enters into a subscription agreement to purchase Securities from the Company (the “Subscription Agreement”) and such Subscription Amounts shall be deposited into an escrow account (“Escrow Account”) established and maintained by Escrow Agent on the terms and conditions contained herein.

NOW THEREFORE, in consideration of the premises and the mutual agreements and representations herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Escrow Agent hereby agree as follows:

1.          Company hereby appoints Escrow Agent to serve as the escrow agent under this Escrow Agreement and Escrow Agent accepts such appointment, subject to the terms and conditions hereof.

2.          Upon each Investor and the Company executing a Subscription Agreement, Investor shall deliver directly to the Escrow Agent all monies for the Securities, which monies shall be in the form of checks, money orders, cashier’s checks, electronic checks (ACH) or wire transfers. Upon the Escrow Agent’s receipt of such monies, they shall be credited to the Escrow Account. All checks, money orders and cashier’s checks delivered to the Escrow Agent shall be made payable to “Transfer Online, Inc.” Any check, money order or cashier’s check payable other than to the Escrow Agent as required hereby shall be returned to the Investors by noon of the next business day following receipt of such a payment by the Escrow Agent, without interest, and such payment shall be deemed not to have been delivered to the Escrow Agent pursuant to the terms of this Escrow Agreement.

3.          Promptly after receiving the Subscription Amount, the Escrow Agent shall deposit the same into the Escrow Account and provide immediate notice in writing to the Company of its receipt of such Subscription Amount. The Subscription Amounts so deposited are hereinafter referred to as “Escrowed Funds”. Upon Escrow Agent receiving the Escrowed Funds, the Escrow Agent is authorized and instructed to make payment of the Escrowed Funds, less fees owed to Alzamend Neuro, Inc. pursuant to Section 4, to the Company pursuant to the wire instructions set forth on Appendix A attached hereto.

4.          Escrow Agent shall deliver the Escrowed Funds in accordance with such written instructions as Escrow Agent may receive from the Company’s Authorized Representative(s) in accordance with the requirements of Section 3. For purposes hereof, the only persons who shall be deemed Authorized Representatives of the Company are set forth on Appendix B.

5.          Escrow Agent shall not be under any duty to give the Escrowed Funds any greater degree of care than it gives its own similar property, and it shall have no liability hereunder, except for the willful breach of its duties hereunder.

6.          Escrow Agent shall have no duties or responsibilities except those expressly set forth herein, and no implied duties or obligations should be read into this Escrow Agreement against Escrow Agent. Escrow Agent need not refer to, and will not be bound by, the provisions of any other agreement.

7.          Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any document or instrument held by or delivered to it.

8.          Escrow Agent represents and warrants that it has obtained all necessary licenses, permits and bonds, if applicable, to act in the capacity as an Escrow Agent.

9.          Escrow Agent will receive a one-time flat fee of $9,000, which includes reasonable administrative costs and shall be reimbursed for its reasonable expenses.

10.        In the event that Escrow Agent shall be uncertain as to its duties or rights hereunder, or shall receive instructions from the Company with respect to the Escrowed Funds, which, in its opinion, are in conflict with any of the provisions hereof or any federal or state laws governing the operation and conduct of Escrow Agent’s business, the Escrow Agent shall be entitled to refrain from taking any action, and in doing so shall not become liable in any way or to any person for its failure or refusal to comply with such conflicting demands, and it shall be entitled to continue to refrain from acting and so refuse to act until it shall be directed otherwise in writing by the Company or by a court of law or other similar adjudicative body having jurisdiction; provided, however, Escrow Agent, in its discretion may rely on an opinion of Company’s counsel with respect to any of the foregoing, or until it shall receive a final determination of a court of law, arbitration panel, or similar adjudicative body.

11.        Escrow Agent may act in reliance upon any notice, instruction, certificate, statement, request, consent, confirmation, agreement or other instrument which it believes to be genuine and to have been signed by an Authorized Representative, and may assume that any Authorized Representative of the Company purporting to act on behalf of the Company in giving any such notice or other instrument in connection with the provisions hereof has been duly authorized to do so.

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12.         In the event that Escrow Agent shall, by written notice, request of the Company instructions regarding any matter arising in connection with this Escrow Agreement, and the Company shall not, within fifteen (15) days after the giving of such notice, deliver to Escrow Agent written instructions reasonably satisfactory to Escrow Agent in relation to such matter, Escrow Agent may retain counsel to advise it in such connection.

13.          In the event that Escrow Agent retains counsel or otherwise incurs any legal fees by virtue of any provision of this Escrow Agreement, the reasonable fees and disbursements of such counsel and any other liability, loss or expense which it may thereafter suffer or incur in connection with this Escrow Agreement or the performance or attempted performance in good faith of its duties hereunder shall be paid (or reimbursed to it) by the Company. In the event that Escrow Agent shall become a party to any litigation in connection with its functions as Escrow Agent pursuant to this Escrow Agreement, whether such litigation shall be brought by or against it, the reasonable fees and disbursements of counsel to Escrow Agent and the amounts attributable to services rendered by members or associates of Escrow Agent at the then prevailing hourly rate charged by them and disbursements incurred by them, together with any other liability, loss or expense which it may suffer or incur in connection therewith, shall be paid (or reimbursed to it) by the Company, unless such loss, liability or expense is due to the willful misfeasance, bad faith or gross negligence on the part of the Escrow Agent or its agent, or the willful breach by Escrow Agent of its duties hereunder. The obligations contained in this Section 14 shall survive any termination or expiration of this Agreement.

14.         Escrow Agent may resign at any time and be discharged from its duties as Escrow Agent hereunder by giving the Company at least fifteen (15) days’ prior written notice thereof. As soon as practicable after its resignation, Escrow Agent shall turn over to the successor escrow agent appointed by the Company the Escrowed Funds then held by Escrow Agent upon presentation of the document appointing the new Escrow Agent and its acceptance thereof. If no new Escrow Agent is so appointed within thirty (30) days following such notice of resignation, Escrow Agent may deposit the Escrowed Funds with, and commence an inter-pleader or other appropriate action in, any court of competent jurisdiction.

15.         The terms and provisions of this Escrow Agreement may not be waived, discharged or terminated orally, but only by an instrument in writing signed by the person or persons against whom enforcement of the discharge, waiver or termination is sought. Except as otherwise specifically provided for hereunder, no party shall be deemed to have waived any of its rights hereunder or under any other agreement, instrument or paper signed by any of them with respect to the subject matter hereof unless such waiver is in writing and signed by the party waiving said right. Except as otherwise specifically provided for hereunder, no delay or omission by any party in exercising any right with respect to the subject matter hereof shall operate as a waiver of such right or of any such other right. A waiver on any one occasion with respect to the subject matter hereof shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

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16.         No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification or discharge is sought.

17.         In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

18.         The rights created by this Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the heirs, successors, assigns and personal representatives of Escrow Agent and the Company.

19.         The parties to the Agreement agree that the Subscriber to the Company’s Offering is an intended third party beneficiary of the Agreement, and, as such, shall have the right to enforce any provision of the Agreement against either party thereto by instituting all necessary actions at law or suits in equity, including, without limitation, suits for specific performance.

20.         This Escrow Agreement shall be governed by, and its provisions construed and interpreted in accordance with, the laws of the State of Oregon applicable to contracts executed and to be performed wholly in that State without giving effect to the choice or conflict of laws principles or provisions thereof.

21.         Each of the parties expressly waives its right to a jury trial with respect to any suit, litigation or other judicial proceeding regarding this Escrow Agreement or any dispute hereunder or relating hereto. Subject to Section 23 below, each of the parties agrees that any dispute under or with respect to this Escrow Agreement shall be determined before the state or federal courts situated in the City, County and State of Oregon, which courts shall have exclusive jurisdiction over and with respect to any such dispute, and each of the parties hereby irrevocably submits to the jurisdiction of such courts. Each party hereby agrees not to raise any defense or objection, under the theory of forum non conveniens or otherwise, with respect to the jurisdiction of any such court. In addition to such other method as may be available under applicable law, each party agrees that any summons, complaint or other papers or process in connection with any such dispute may be served on it in the same manner in which a notice may be given to it hereunder.

22.         Dispute Resolution and Arbitration.

(a)          Subject to clause (b) below, if any dispute arises between the parties regarding or relating to this Escrow Agreement, then such dispute shall be resolved through arbitration under the Commercial Rules of the American Arbitration Association (the “AAA”), before a single, independent arbitrator (which arbitrator shall be a retired judge of any Federal Court or a retired judge who has served as a judge in civil proceedings in Oregon at the Supreme Court level or on a more senior court in the State of Oregon). Any such arbitrator shall be selected by mutual agreement of the parties, but in the event the parties cannot agree upon the selection of such arbitrator, the AAA located in Portland, Oregon shall appoint such arbitrator in accordance with the commercial arbitration rules of the AAA. Any arbitration proceeding contemplated hereunder shall be conducted in Portland, Oregon. The parties consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction.

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(b)          Notwithstanding any of the foregoing, if adequate grounds exist for seeking immediate injunctive or other equitable relief hereunder, such party may seek and obtain such relief through a judicial proceeding or action in accordance with Section 23(a) above.

(c)          In any arbitration contemplated by this Section 22, each party shall, subject to Section 14, bear its own costs; however, any fees assessed by the AAA shall be allocated by the arbitrator in his or her sole discretion.

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be duly executed as of the day and year first above written.

ALZAMEND NEURO, INC.

By:	Philip E. Mansour
Its:	President & Chief Executive Officer

TRANSFER ONLINE, INC.

By:	Bryan Cochran
Its:	Business Operation Manager

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Appendix A

U.S. Bank

c/o Alzamend Neuro, Inc.

888 East 4500 South

Murray, UT 84107

Phone: (801) 537-6778

Routing: 124302150

Account: 153154157728

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Appendix B

AUTHORIZED REPRESENTATIVES

For all matters, and exclusively for monetary considerations, please correspond with Philip E. Mansour, President & CEO, Phil@Alzamend.com or (517) 420-0185 or William B. Horne, CFO, Will@AvalancheInternationalCorp.com.

For financial and operational reporting purposes, you may correspond with:

Philip E. Mansour	Phil@Alzamend.com or (517) 420-0185

William B. Horne	Will@AvalancheInternationalCorp.com or (206) 769-6000

Gary R. Gottlieb	Gary@LeadUpMedia.com or (310) 502-3190

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